Calculation of Filing Fee Tables
S-8
G III APPAREL GROUP LTD /DE/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	2,500,000	$ 34.835	$ 87,087,500.00	0.0001381	$ 12,026.78
Total Offering Amounts:						$ 87,087,500.00		$ 12,026.78
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 12,026.78
Offering Note
[1]	Note 1(a): Represents shares of common stock being registered for issuance under the G-III 2023 Long-Term Incentive Plan (the "2023 Plan"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan by reason of any stock splits, stock dividends, recapitalizations, or similar events or transactions. Note 1(b): Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices per share of the common stock as reported by the Nasdaq Stock Market on June 16, 2026. Proposed sales to take place as soon after the effective date of this registration statement as awards are granted, exercised, or distributed under the 2023 Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources